Exhibit 99.1

TOWERSTREAM APPOINTS ERNEST ORTEGA AS CHIEF EXECUTIVE OFFICER

MIDDLETOWN, R.I., January 24, 2017 -- Towerstream Corporation (OTCQB:TWER), a Fixed Wireless Fiber Alternative Provider, announced today the appointment of Mr. Ernest Ortega as Chief Executive Officer. Mr. Ortega succeeds Mr. Philip Urso who has served as the Company's Interim Chief Executive Officer since February 2016 and will continue to serve as Chairman of the Board of Directors.

Mr. Ortega most recently held the Chief Revenue Officer position at Colt Technology Services (www.colt.net) where he was responsible for a salesforce of more than 700 individuals. Prior to that he held the Chief Revenue Officer position at Cogent Communications (Nasdaq: CCOI; www.cogentco.com) where he was responsible for a salesforce of more than 300 individuals. Prior to that he served as Executive Vice President of Sales and Marketing at XO Communications (www.xo.com).

“Mr. Ortega's experience and performance in increasing sales productively at Cogent Communications and most recently at Colt Technology Services is what attracted us to him as a candidate. He brings what is needed to transform our Company,” continued Mr. Urso. "He has been a consultant to our Board for just over a year and we have valued his insights. He has seen first-hand what our network can do and sees a big opportunity at Towerstream."

“I am incredibly excited to join Towerstream,” said Mr. Ortega. “The Company has all of the key components available today to support exponential growth. It already has an established and reliable fixed-wireless infrastructure in twelve of our Nation's largest urban markets. Towerstream can deliver fiber-like multi-gig service to new customers in a matter of days, not months, and for minimal capital cost. I believe the opportunity for Towerstream to scale its market position is boundless.”

“Mr. Ortega’s previous roles in this industry provides him with a great perspective of the advantages fixed wireless has in the market place. I am excited about the growth to monetize the carrier class fixed wireless network in place today”, said Arthur Giftakis, Chief Operating Officer of Towerstream. “Mr. Ortega has a long history of demonstrated ability to grow revenues.”

About Towerstream Corporation

Towerstream Corporation (OTCQB:TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in twelve urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net